Exhibit 99.1

M/I Homes, Inc. Announces Proposed Offering of Senior Notes

Columbus, Ohio (May 3, 2012) - M/I Homes, Inc. (NYSE: MHO) announced today that it plans to offer an additional $25 million of its 8.625% Senior Notes due 2018 (the “New Senior Notes”) in an unregistered offering pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended (the “Securities Act”).

The New Senior Notes will be additional notes issued under the indenture pursuant to which the Company's $200 million aggregate principal amount of 8.625% Senior Notes due 2018 (the “Existing Senior Notes”) were issued. The Existing Senior Notes and the New Senior Notes will have identical terms and will be treated as a single class under the indenture.

The offering of the New Senior Notes will not be registered under the Securities Act or any state securities laws and the New Senior Notes may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

This announcement is not an offer to sell or the solicitation of an offer to buy the New Senior Notes in any jurisdiction in which such an offer, solicitation or sale would be unlawful.

Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Words such as “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements.  These statements involve a number of risks and uncertainties.  Any forward-looking statements that we make herein and in future reports and statements are not guarantees of future performance, and actual results may differ materially from those in such forward-looking statements as a result of various factors relating to the economic environment, interest rates, availability of resources, competition, market concentration, land development activities and various governmental rules and regulations, as more fully discussed in the “Risk Factors” section in the Company's Annual Report on Form 10-K for the year ended December 31, 2011, as the same may be updated from time to time in our subsequent filings with the Securities and Exchange Commission.  All forward-looking statements made in this press release are made as of the date hereof, and the risk that actual results will differ materially from expectations expressed herein will increase with the passage of time.  The Company undertakes no duty to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.  However, any further disclosures made on related subjects in our subsequent filings, releases or presentations should be consulted.

Contact Information
M/I Homes, Inc.
Phillip G. Creek, Executive Vice President, Chief Financial Officer, (614) 418-8011
Ann Marie W. Hunker, Vice President, Corporate Controller, (614) 418-8225
Kevin C. Hake, Senior Vice President, Treasurer (614) 418-8227